Exhibit 16.2

June 26, 2014

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

On June 26, 2014, we were appointed as the independent registered public accounting firm for C&J Energy Services, Inc. We have read C&J Energy Services, Inc.’s statements included under Item 4.01 of its Form 8-K dated July 1, 2014 and we agree with the statements included in the sixth and seventh paragraphs of Item 4.01 of the Form 8-K. Other than the appointment of us as C&J Energy Services, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2014, we are not in a position to agree or disagree with the other statements included in Item 4.01 of the Form 8-K.

Very truly yours,

/s/ KPMG LLP
KPMG LLP